Exhibit 99.1

Actuate Reports Third Quarter 2010 Financial Results

Record Non-GAAP Diluted EPS of $0.23, up 156% Year-Over-Year, License Revenue Up 106% Year-Over-Year; BIRT Downloads Now Exceed 10 Million Life-To-Date

SAN MATEO, Calif.--(BUSINESS WIRE)--November 2, 2010--Actuate Corporation (NASDAQ: ACTU)(NASDAQ: BIRT), the people behind BIRT® and the leading open source Business Intelligence vendor, today announced financial results for the third quarter of 2010.

Third Quarter Financial and Operational Highlights:

  Record non-GAAP revenue of $40.5 million, up 38% year-over-year;
  Q3 license revenues of $17.8 million, up 106% year-over-year;
  Record non-GAAP operating margins of 36%;
  Record non-GAAP diluted EPS of $0.23, up 156% year-over-year;
  Year-to-date operating cash flow of $19.0 million, up 63% year-over-year;
  Over $5.1 million in BIRT-related business for Q3; up 8% over the prior year, year-to-date BIRT-related license business up over 50%;
  Booked more than 140 BIRT-related transactions in Q3, bringing the total since beginning of 2008 to over 1,200;
  Q3 revenue included three transactions with a license component in excess of $1.0 million.

“We had a solid third quarter, with many positives to highlight across the business, including a positive resolution with IBM and continued BIRT momentum,” said Pete Cittadini, President and CEO of Actuate. “BIRT is recognized as a Leader in open source BI. There are now over one million BIRT developers worldwide and we passed the 10 million BIRT downloads mark.”

Tweet this: #Actuate ACTU Q3 License Rev +106% YOY; Non-GAAP Diluted EPS $0.23; #BIRT Downloads 10MM+

Revenues as reported in accordance with U.S. generally accepted accounting principles (GAAP) for the third quarter of 2010 were $39.8 million, compared with $29.4 million in the third quarter of 2009. License revenues for the third quarter of 2010 were $17.8 million, up 106% when compared with $8.6 million in the year-ago quarter. Included in the third quarter revenues is $11.0 million related to the favorable resolution of a software licensing dispute with IBM. Maintenance revenues for the quarter were $20.1 million, compared with $19.3 million reported in the same quarter last year. Professional services revenues for the third quarter of 2010 totaled $1.9 million, compared with $1.4 million in the third quarter of 2009. On a non-GAAP basis, total revenues for Q3 were $40.5 million. The difference between GAAP and non-GAAP revenue is approximately $0.7 million of maintenance revenue that was not able to be recognized due to the impact of purchase accounting on the acquired Xenos revenue contracts.

GAAP operating income was $11.6 million for the third quarter of 2010, compared with $4.3 million in the third quarter of 2009. Net income for the third quarter of 2010, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $7.0 million, or $0.14 per diluted share, compared with $3.1 million or $0.06 per diluted share in the third quarter of 2009.

Cash flow from operations was $6.9 million for the third quarter of 2010. Year-to-date cash flow from operations is $19.0 million, up 63% year-over-year. Cash, cash equivalents and short-term investments totaled $73.5 million on September 30, 2010, up from $63.6 million at June 30, 2010.

Non-GAAP net income for the third quarter of 2010 was $11.3 million, or $0.23 per diluted share, compared with non-GAAP net income of $4.4 million, or $0.09 per diluted share in the third quarter of 2009. Non-GAAP operating margin for the third quarter of 2010 was 36%, compared with 21% for the prior year.

Third Quarter 2010 Business Highlights

  Quarterly BIRT-related business of over $5.1 million; up 8% year-over-year;
  BIRT life-to-date downloads cross 10 million threshold;
  Actuate now estimates over 1 million developers as part of its open source BIRT community;
  Completed more than 140 BIRT-related transactions;
  Launched ActuateOne, a game changing product suite for rapidly developing and deploying custom Business Intelligence (BI) applications and information applications;
  ActuateOne includes BIRT based technology for analytics, dashboarding, cloud deployment and integration with Xenos technology to increase the array of applications that can be built using BIRT;
  Announced the general availability of BIRT onDemand, a Platform as a Service (PaaS) offering based on Actuate’s industry standard and massively scalable BIRT iServer;
  Actuate with its value added offerings for BIRT have been recognized as a Leader in “The Forrester Wave™: Open Source Business Intelligence (BI), Q3 2010” report;
  Announced the general availability of Xenos Enterprise Server 2.0 which enhances online presentment and optimizes Enterprise Content Management investments;
  Raymond L. Ocampo Jr., an esteemed Silicon Valley leader with extensive enterprise software company expertise joined Actuate’s Board of Directors.

During the third quarter, Actuate received significant new and repeat business from, among others: Callidus Software, Inc., CGI Group, Inc., CIBC Finance, Inc., Cisco Systems, Inc., Coventry Health Care, Defense Integrated Military Human Resources System, IBM Inc., Educational Testing Service, Harland Financial Solutions, Inc., Infor Global Solutions, MetLife, Inc., Sungard Investment Systems, LLC, UBS Wealth Management Australia Ltd. and UBS AG.

Conference Call Information

Actuate will be holding a conference call at 5:00 p.m. Eastern Time, today, November 2nd, 2010 to further discuss these results. The dial-in number for the call is 1-877-407-8035 (201-689-8035 for international participants) and the conference ID is #358320. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay for 30 days thereafter.

Actuate – The people behind BIRT

Actuate founded and co-leads the Eclipse BIRT open source project. ActuateOne is a unified suite of products for rapidly developing and deploying BIRT-based custom Business Intelligence applications and information applications. Applications built with ActuateOne provide one user experience regardless of task or skill level; are supported by one server for any deployment including cloud and are built with one BIRT design that can access and integrate any data source - including high volume print streams. ActuateOne adds rich data visualizations, including interactivity, dashboards, analytics, and deployment options to web and mobile BIRT applications, helping organizations drive revenue through higher customer satisfaction and improved operational performance.

Actuate has over 4,600 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate is headquartered in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol BIRT. For more information, visit the company’s web site at www.actuate.com or visit the BIRT community at www.birt-exchange.com.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, restructuring charges, equity plan-related compensation expenses, acquisition related expenses, and other charges and gains which management does not consider reflective of our core operating business. Non-GAAP net income also includes an adjustment to add back revenue that could not be recognized due to the impact of purchase accounting on the acquired Xenos revenue contracts. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results. Our non-GAAP earnings per share calculation also includes an adjustment to total outstanding shares to reflect what the share amount would have been if it were calculated using non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are adjusted in the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy.

d) Acquisition related costs are costs incurred in concluding our acquisition of Xenos Group, Inc. The acquisition was closed in February 2010. These costs are excluded because they are inconsistent in amount and frequency and are directly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. These acquisition-related costs are unrelated to the Company's core operations in the ordinary course and are not included in our annual operating plan and related budget.

e) The deferred revenue adjustment relates to our acquisition of Xenos Group, Inc, which was concluded in February 2010. In accordance with the fair value provisions of Accounting Standards Codification (“ASC”) 805, Business Combination, acquired deferred revenue of approximately $1.5 million was recorded on the opening balance sheet, which was approximately $3.1 million lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related terms are renewed in future periods.

f) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. The Company is using a normalized effective tax rate of 20%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 20% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site for a limited time at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application, performance management, and print stream software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions (including the Xenos Group Inc. acquisition) on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2009 Annual Report on Form 10-K filed on March 10, 2010.

Copyright © 2010 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$73,540	$75,531
Accounts receivable, net	20,590	33,176
Other current assets	5,780	5,667
Total current assets	99,910	114,374
Property and equipment, net	3,377	3,786
Goodwill and other intangibles, net	62,739	37,014
Other assets	15,483	14,590
	$181,509	$169,764

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,560	$1,372
Restructuring liabilities	2,035	2,796
Accrued compensation	5,888	4,918
Other accrued liabilities	4,204	5,330
Income taxes payable	1,046	845
Deferred revenue	39,084	44,999
Total current liabilities	53,817	60,260

Long term liabilities:
Notes payable	40,000	30,000
Other deferred liabilities	489	769
Deferred revenue	1,175	1,288
Tax liabilities	356	806
Restructuring liabilities	-	622
Total long term liabilities	42,020	33,485

Stockholders' equity & non-controlling interest	85,672	76,019
	$181,509	$169,764

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
License fees	$17,765	$8,620	$37,387	$25,907
Maintenance	20,077	19,340	56,037	56,889
Professional services	1,925	1,391	5,707	5,352
Total revenues	39,767	29,351	99,131	88,148

Costs and expenses:
Cost of license fees	651	267	1,589	703
Cost of services	4,970	4,185	14,596	13,718
Sales and marketing	10,767	10,231	30,468	31,433
Research and development	6,304	4,998	18,574	15,256
General and administrative	4,916	5,085	19,288	14,717
Amortization of other intangibles	529	170	1,351	510
Restructuring charges	7	129	671	240
Total costs and expenses	28,144	25,065	86,537	76,577
Income from operations	11,623	4,286	12,594	11,571
Interest income and other income/(expense), net	25	(405)	(860)	179
Interest expense	(424)	(347)	(1,296)	(1,057)
Income before income taxes	11,224	3,534	10,438	10,693
Provision for income taxes	4,269	395	2,518	1,951
Net income	6,955	3,139	7,920	8,742
Basic net income per share	$0.16	$0.07	$0.18	$0.19
Shares used in basic per share calculation	44,669	45,580	45,002	45,026
Diluted net income per share	$0.14	$0.06	$0.16	$0.18
Shares used in diluted per share calculation	48,425	50,484	49,046	49,235

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
Revenue reconciliation:	September 30,		(a)	September 30,		(a)
	2010	2009	Notes	2010	2009	Notes
GAAP revenue	$39,767	$29,351		$99,131	$88,148
Non-GAAP adjustments:
Deferred revenue adjustment - Xenos	776	-	(g)	2,836	-	(g)
Total non-GAAP revenues	$40,543	$29,351		$101,967	$88,148

	Three Months Ended			Nine Months Ended
	September 30,		(a)	September 30,		(a)
Operating expense reconciliation:	2010	2009	Notes	2010	2009	Notes

GAAP operating expenses	$28,144	$25,065		$86,537	$76,577
Non-GAAP adjustments:
Amortization of purchased technology	(328)	(55)	(b)	(894)	(165)	(b)
Amortization of other intangibles	(529)	(170)	(c)	(1,351)	(510)	(c)
Stock-based compensation expense	(1,243)	(1,604)	(d)	(4,239)	(5,367)	(d)
Restructuring charges	(7)	(129)	(e)	(671)	(240)	(e)
Acquisition related costs	-	-	(f)	(635)	-	(f)
Total non-GAAP operating expenses	$26,037	$23,107		$78,747	$70,295

	Three Months Ended			Nine Months Ended
Operating income reconciliation:	September 30,		(a)	September 30,		(a)
	2010	2009	Notes	2010	2009	Notes
Total non-GAAP revenues	$40,543	$29,351		$101,967	$88,148
Total non-GAAP operating expenses	(26,037)	(23,107)		(78,747)	(70,295)
Total non-GAAP operating income	$14,506	$6,244		$23,220	$17,853

	Three Months Ended			Nine Months Ended
Net income reconciliation:	September 30,		(a)	September 30,		(a)
	2010	2009	Notes	2010	2009	Notes
GAAP income before income taxes	$11,224	$3,534		$10,438	$10,693
Non-GAAP adjustments:
Amortization of purchased technology	328	55	(b)	894	165	(b)
Amortization of other intangibles	529	170	(c)	1,351	510	(c)
Stock-based compensation expense	1,243	1,604	(d)	4,239	5,367	(d)
Restructuring charges	7	129	(e)	671	240	(e)
Acquisition related costs	-	-	(f)	635	-	(f)
Deferred revenue adjustment - Xenos	776	-	(g)	2,836	-	(g)
Non-GAAP income before income taxes	14,107	5,492		21,064	16,975
Non-GAAP tax provision	2,821	1,098	(h)	4,212	3,395	(h)
Non-GAAP net income	11,286	4,394		16,852	13,580
Basic non-GAAP net income per share	$0.25	$0.10		$0.37	$0.30
Shares used in basic per share calculation	44,669	45,580		45,002	45,026
Diluted non-GAAP net income per share	$0.23	$0.09		$0.34	$0.28
Shares used in diluted per share calculation	48,808	51,175	(i)	49,498	49,293	(i)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Xenos acquisition transaction in February 2010 and Performancesoft acquisition transaction in January 2006. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Actuate accounts for stock-based compensation expense under the fair value method. Actuate adopted the authoritative guidance issued by the Financial Accounting Standards Board ("FASB") related to the measurement and disclosure of stock-based compensation expense. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. For the three months ended September 30, 2010, stock-based expense included approximately (in thousands): $235, $184, $240, and $584, related to cost of services revenues, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) The restructuring expense for the third quarter of 2010 relates primarily to prior facility closures in North America. These charges were based on actual and estimated costs incurred including estimates of sublease income on portions of our idle facilities that we periodically update based on market conditions and in accordance with our restructuring plans. The restructuring expense for the third quarter of 2009 consist of severance payments, payroll taxes and extended medical benefits related to a reduction-in-force that was implemented in July 2009. Included for the 2009 year are charges related to prior facility closures in North America. These charges were based on actual and estimated costs incurred including estimates of sublease income on portions of our idle facilities that we periodically update based on market conditions and in accordance with our restructuring plans.

(f) Costs associated with the acquisition of Xenos Group Inc.

(g) The deferred revenue adjustment relates to our acquisition of Xenos, Inc, which was concluded in February of 2010. In accordance with the fair value provisions of EITF 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree, acquired deferred revenue of approximately $1.5 million was recorded on the opening balance sheet, which was approximately $3.0 million lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment.

(h) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 20%.

(i) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
Operating activities	2010	2009
Net income	$7,920	$8,742
Adjustments to reconcile net income to net cash from operating activities:
Stock based compensation expense related to stock options and employee stock purchase plan	4,239	5,367
Tax benefits from stock-based compensation	(536)	(2,649)
Amortization of other purchased intangibles	2,245	675
Amortization of debt issuance cost	215	210
Depreciation	1,422	1,643
Gain on Auction Rate Securities	(1,934)	(678)
Loss on fair value of put option	1,921	607
Accretion of discount on short-term debt securities	256	118
Change in valuation allowance on deferred tax assets	(1,548)	(575)
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Accounts receivable, net	14,343	7,649
Other current assets	2,747	(314)
Accounts payable	(1,398)	(1,248)
Accrued compensation	522	(165)
Other accrued liabilities	(5,249)	131
Deferred tax assets	673	115
Deferred tax liabilities	(24)	-
Income tax receivable	1,009	(1,044)
Income tax payable	1,602	1,765
Other deferred liabilities	(280)	(202)
Restructuring liabilities	(1,570)	(2,640)
Deferred revenue	(7,559)	(5,821)
Net cash provided by operating activities	19,016	11,686

Investing activities
Purchases of property and equipment	(703)	(1,048)
Release of restricted cash	-	229
Proceeds from maturity of investments	25,611	13,706
Purchases of short-term investments	(24,153)	(22,243)
Acquisition of Xenos Group Inc., net of cash acquired	(27,343)	-
Proceeds from security deposit	-	10
Net change in other non-current assets	35	(71)
Net cash used in investing activities	(26,553)	(9,417)

Financing activities
Proceeds from the credit facility, net of issuance cost	9,983	-
Tax benefit from exercise of stock options	536	2,649
Proceeds from issuance of common stock	4,565	7,906
Stock repurchases	(9,999)	(10,039)
Cost of tender offer	-	(258)
Net cash provided by financing activities	5,085	258
Net increase (decrease) in cash and cash equivalents	(2,452)	2,527
Effects of exchange rates on cash and cash equivalents	920	730
Cash and cash equivalents at the beginning of the period	53,173	24,772
Cash and cash equivalents at the end of the period	$51,641	$28,029

CONTACT:
Actuate Corporation
Karen Haus, 650-645-3555
ir@actuate.com